UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2009

SABINE PASS LNG, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-138916	20-0466069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2009, Don A. Turkleson resigned as Chief Financial Officer of Sabine Pass LNG-GP, Inc. (the “General Partner”), the general partner of Sabine Pass LNG, L.P. (the “Partnership”), effective as of March 1, 2009. Also on February 26, 2009, Meg A. Gentle was elected Chief Financial Officer of the General Partner by the General Partner’s board of directors, effective as of March 1, 2009. Ms. Gentle, age 34, has served as Senior Vice President—Strategic Planning and Finance of Cheniere Energy, Inc. (“Cheniere”) since February 2008. Prior to that time, she served as Vice President of Strategic Planning since September 2005. Prior to joining Cheniere, Ms. Gentle spent eight years in energy market development, economic evaluation and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, an oil and gas exploration and development company, for six years and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, for two years. Ms. Gentle received her B.A. in economics and international affairs from James Madison University and an M.B.A. from Rice University.

The Partnership is managed by the General Partner and has no employees, directors or officers. The General Partner has paid no cash compensation to its officers since its inception. All of the officers of the General Partner are also employees of Cheniere. Cheniere compensates these officers for the performance of their duties as officers of Cheniere, which includes managing the Partnership.

There are no other material relationships or transactions between Ms. Gentle, age 34, and the Partnership or any of the General Partner’s directors, executive officers, or major securityholders, or the immediate family members of any such person. In addition, there are no family relationships between Ms. Gentle and any director or executive officer of the General Partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABINE PASS LNG, L.P.

	By:	SABINE PASS LNG-GP, INC.,
its general partner

Date: February 27, 2009	By:	/s/ Anne V. Vaughan
	Name:	Anne V. Vaughan
	Title:	Corporate Secretary